Exhibit 99.1

                                             news release

Omnicare Continues Plan of Returning Capital to Shareholders

Company’s Board of Directors Approves Increase to Quarterly Cash
Dividend and Additional Share Repurchase Authorization

COVINGTON, Ky., May 26, 2011 – Omnicare, Inc. (NYSE:OCR), announced today that its board of directors has approved a 23% increase to the quarterly cash dividend and an additional $100 million of share repurchase authorization.

Omnicare’s quarterly cash dividend was approved at $0.04 per share on its common stock, as compared with the previous quarterly cash dividend rate of $0.0325 per share.  The dividend, which is payable on June 20, 2011 to stockholders of record on June 10, 2011, represents the second authorized increase to the Company’s quarterly cash dividend within the past year.

Omnicare’s newly authorized $100 million share repurchase program permits the Company to repurchase outstanding shares of its common stock from time to time through December 31, 2012.  Collectively with its existing share repurchase program, which is effective through May of 2012, the Company had approximately $146 million of available authorization for share repurchases as of May 25, 2012.

About Omnicare, Inc.

Omnicare, Inc., a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly.  Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada.  Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings.  Omnicare's pharmacy services also include specialty pharmacy operations and a wide range of support services for specialty pharmaceuticals.  For more information, visit www.omnicare.com.

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Contact:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax